Exhibit 3.1

SuRo Capital Corp.

Articles of Amendment

SuRo Capital Corp., a Maryland corporation (the “Corporation”), having its principal office in the State of Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend its charter (the “Charter”) as currently in effect as hereafter set forth.

SECOND: The Charter is hereby amended by deleting the existing Article II in its entirety and substituting in lieu thereof a new Article II which reads as follows:

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Neostellar Capital Corp.

THIRD: The amendment to the Charter as set forth above has been approved by at least a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation pursuant to Section 2-605 of the Maryland General Corporation Law.

FOURTH: These Articles of Amendment shall become effective at 12:01 a.m. (E.S.T.) on July 1, 2026.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and President and attested to by its Chief Financial Officer, Treasurer and Corporate Secretary on June 23, 2026.

SURO CAPITAL CORP.

By:	/s/ Mark D. Klein
Mark D. Klein
Chief Executive Officer and President

Attest:	/s/ Allison Green
Allison Green
Chief Financial Officer, Treasurer and
Corporate Secretary